Contact:
John Beck Ardea Biosciences, Inc. (858) 652-6523 jbeck@ardeabio.com

Ardea Biosciences Reports Recent Accomplishments and Announces First Quarter 2011 Financial Results

SAN DIEGO, May 9, 2011 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases, today reported recent accomplishments and financial results for the first quarter ended March 31, 2011.

“Results from our recently completed Phase 2b study of lesinurad in combination with allopurinol demonstrate lesinurad’s potential to bring relief to millions of patients currently suffering with gout,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “We look forward to presenting additional results from this study at the Annual European Congress of Rheumatology in May and discussing our plans for Phase 3 with the Food and Drug Administration in the third quarter.”

Recent Accomplishments and Important Upcoming Events

•	In January 2011, we announced positive, topline results from a Phase 2b study (Study 203) adding lesinurad to allopurinol in 208 allopurinol-refractory patients. At the highest lesinurad dose tested in this study, the number of patients taking the combination who achieved the medically recommended target of below 6 mg/dL was more than three times the number of patients who achieved the target on allopurinol alone. This translated into an overall response rate of 89 percent using a “last observation carried forward”, or LOCF, analysis. The combination of lesinurad and allopurinol was also well tolerated.

•	In February 2011, we completed an underwritten public offering of approximately 3.2 million shares of our common stock, including the full exercise of an overallotment option granted to the underwriters. Net proceeds from the sale of the shares, after deducting underwriting discounts and commissions and offering expenses, were approximately $78.1 million.

•	In January 2011, we received a $15 million milestone payment from Bayer Healthcare AG (Bayer) triggered by the initiation of a Phase 2 clinical study of BAY-86-9766 (RDEA119) in combination with sorafenib (Nexavar®; Bayer, Onyx Pharmaceuticals) in patients with hepatocellular carcinoma, or primary liver cancer. BAY 86-9766 (RDEA119) is a potent, non-ATP competitive, highly selective inhibitor of mitogen-activated ERK kinase (MEK).

•	In April 2011, we announced that the following abstracts would be presented at the Annual European Congress of Rheumatology hosted by the European League Against Rheumatism (EULAR) on May 26, 2011 in London, UK:

•	Additional results from our Phase 2b study evaluating lesinurad in combination with allopurinol in gout patients not adequately responding to allopurinol;

•	Additional results from a completed Phase 1b study evaluating the combination of lesinurad and febuxostat in gout patients; and

•	Data from a completed preclinical study of lesinurad’s effect on the hyperuricemia caused by the commonly used diuretic, hydrochlorothiazide.

•	In the third quarter, we expect to meet with the U.S. Food and Drug Administration to finalize the design of our Phase 3 program for lesinurad.

First Quarter 2011 Financial Results

As of March 31, 2011, we had $156.8 million in cash, cash equivalents and short-term investments and $2.0 million in receivables, compared to $80.6 million in cash, cash equivalents and short-term investments and $17.0 million in receivables as of December 31, 2010.

The net increase in cash, cash equivalents and short-term investments in 2011 was due primarily to our public offering of common stock, which was completed in February 2011 and resulted in net proceeds to us of $78.1 million, and the receipt in January 2011 of a $15.0 million milestone payment under our global license agreement with Bayer HealthCare AG (Bayer). These increases were partially offset by the use of cash to fund our clinical-stage programs, personnel costs and for other general corporate purposes. The decrease in receivables in this period was due to the receipt of the $15.0 million milestone payment from Bayer.

Revenues totaled $1.8 million and $3.3 million for the three months ended March 31, 2011 and 2010, respectively. The revenue earned in 2010 and 2011 resulted primarily from the recognition of a portion of the $35.0 million upfront, non-refundable license fee and reimbursement of third-party development costs under our global license agreement with Bayer. The decrease in revenues for the three months ended March 31, 2011 was due primarily to an extension of the period over which we recognize the upfront license fee due to an increase in the estimated time over which we expect to complete our obligations under the Bayer license agreement.

For the three months ended March 31, 2011, total operating expenses increased to $17.0 million from $13.2 million for the same period in 2010. Total operating expenses for the three months ended March 31, 2011 included non-cash, stock-based compensation charges of $2.4 million, or $0.09 per share, compared to charges of $1.6 million, or $0.09 per share, for the same period in 2010.  The increase in total operating expenses between the first quarter of 2010 and 2011 was primarily a result of an increase in research and development expense due mainly to the continued development and progression of our clinical and preclinical programs and the increase in non-cash stock-based compensation expense noted above. Also contributing was an increase in general and administrative expense due mainly to increases in stock-based compensation expense, consulting and professional outside services and personnel and related costs.

Net loss for the three months ended March 31, 2011 was $15.2 million, or $0.59 per share, compared to a net loss for the same period in 2010 of $10.1 million, or $0.54 per share. The increase in net loss per share for the three months ended March 31, 2011 compared to the same period in 2010 was a result of the increase in net loss, partially offset by an increase in weighted-average shares outstanding in 2011 as a result of our April 2010 and February 2011 public offerings of common stock.

ARDEA BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2011	2010
Revenues:
License fees	$1,077	$2,426
Sponsored research	90	—
Reimbursable research and development costs	603	847

Total revenues	1,770	3,273
Operating expenses:
Research and development	12,715	10,251
General and administrative	4,249	2,926

Total operating expenses	16,964	13,177
Loss from operations	(15,194)	(9,904)
Other income (expense):
Interest income	107	69
Interest expense	(134)	(261)
Other income, net	3	13

Total other income (expense)	(24)	(179)

Net loss	$(15,218)	$(10,083)

Basic and diluted net loss per share	$(0.59)	$(0.54)

Shares used in computing basic and diluted net loss per share	25,782	18,559

Condensed Consolidated Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Cash, cash equivalents and short-term investments	$156,805	$80,612
Total assets	$162,169	$100,454
Total stockholders’ equity	$143,368	$77,123

About Ardea Biosciences, Inc.

Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. Lesinurad (RDEA594), our lead product candidate for the treatment of hyperuricemia and gout, is a once-daily, oral inhibitor of the URAT1 transporter. We have completed Phase 2b clinical studies of lesinurad and continue to advance the drug in longer term extensions in preparation for Phase 3 development. Our next-generation URAT1 inhibitor program is currently in preclinical development. BAY 86-9766 (RDEA119), is a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer being developed under a global license agreement with Bayer HealthCare AG. BAY 86-9766 is currently in a Phase 2 study in patients with hepatocellular carcinoma in combination with sorafenib (Nexavar®; Bayer, Onyx Pharmaceuticals) and a Phase 1/Phase 2 study in patients with advanced pancreatic cancer in combination with gemcitabine.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of lesinurad (RDEA594), BAY 86-9766 (RDEA119) and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities, including collaboration or license agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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